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                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

                   CONFIDENTIALITY AND NON-COMPETITION AGREEMENT entered into this 15th day of February, 1996 (this "Agreement"), by and among Presstek, Inc., a Delaware corporation (the "Buyer"), Marc E. Langlois ("Langlois") and Catalina Coatings, Inc., an Arizona corporation ("Catalina").

                              W I T N E S S E T H :

                  WHEREAS, the Buyer, David G. Shaw, Langlois, John E. Madocks and David G. Shaw and Lynn R. Shaw, as Trustees of the David and Lynn Shaw Charitable Remainder Unitrust, dated February 12, 1996, and Catalina have entered into a Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement"), pursuant to which Messrs. Shaw, Langlois and Madocks are required to enter into covenants of confidentiality and non-competition with Catalina and the Buyer; and

                  WHEREAS, Catalina has entered into separate employment agreements (separately, the "Employment Agreement") with each of Messrs. Langlois and Shaw pursuant to which they are required to enter covenants of confidentially and non-competition with Catalina; and

                  WHEREAS, the covenants of Langlois set forth in this Agreement are intended to be the covenants so required under the Stock Purchase Agreement and the Employment Agreement; and


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                  WHEREAS, unless otherwise indicated, capitalized terms herein shall have the same meaning as used in the Stock Purchase Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                  1. As used in this Agreement, the term "Confidential Information" shall mean any and all information (oral and written) relating to Catalina or to the Buyer or to their respective properties, assets, operations or business, other than such information which can be shown by Langlois to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of Section 2 below, including, but not limited to, information relating to: their prospective products, processes, strategic plans and proposals, know how, prospects, financial condition and condition of the operations or marketing plans of Catalina and/or the Buyer.

                  2. In consideration of $100,000.00, receipt of which is hereby acknowledged, Langlois hereby agrees to not, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

                  3. In consideration of $100,000.00, receipt of which is hereby acknowledged, Langlois hereby agrees to not, during the term of his employment

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pursuant to the Employment Agreement and for a period of two years thereafter
(but in no event for less than a four-year period commencing the date hereof), directly or indirectly (A) engage or become interested in any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, director, officer, employee, consultant, partner, agent, independent contractor, or otherwise) that is competitive with the business of Catalina as of the date hereof at any time during his employment, or (B) take any other action that constitutes an interference with or a disruption of the Buyer's operation of the business of Catalina or the Buyer or the Buyer's use, ownership and enjoyment of the assets and properties of Catalina throughout the continental United States. Notwithstanding the foregoing, nothing shall prohibit Langlois from acquiring and holding up to two percent (2%) of the publicly traded equity securities of a business that competes with Catalina or the Buyer.

                  4. For purposes of clarification, but not of limitation, Langlois hereby acknowledges and agrees that the provisions of Section 3 above shall serve as a prohibition against him during the period described therein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, consultant, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of Catalina to discontinue or alter his or its relationship with Catalina.

                  5. The parties hereto hereby acknowledge and agree that (i) the Buyer and Catalina would be irreparably injured in the event of a breach by

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Langlois of any of his obligations under this Agreement, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Buyer and Catalina shall be entitled to injunctive relief, in addition to any other remedy that they may have, in the event of any such breach. If any restriction contained in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

                  6. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

                  7. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

                  8. This Agreement shall be governed by the laws of the State of New Hampshire applicable to contracts made and to be wholly performed therein, without giving effect to principles of conflicts of laws.

                  9. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained,

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express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                  10. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

                  11. If any provision of this Agreement is held or declared invalid or unenforceable for any reason by any court of competent jurisdiction, such provision shall be modified by such court to the extent necessary to make the provision valid and operative, or if it cannot be so modified, then the provision shall be severed, and the remainder of the Agreement shall continue in full force and effect as if the Agreement has been signed with the invalid portion so modified or eliminated but shall not affect any other provision of this Agreement.

                  12. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or

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made as of the date delivered if delivered personally, or received if sent by overnight courier or if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         If to Langlois:                    Marc G. Langlois
                                            5717 N. Camino Arturo
                                            Tucson, Arizona 85718

         Copy to: Chandler, Tullar, Udall & Redhair 33 N. Stone Avenue, Suite 1700 Tucson, Arizona 85701-1415
                                            Attn: Joe F. Tarver

         If to Buyer:                       Presstek, Inc.
                                            8 Commercial Street
                                            Hudson, New Hampshire 03051
                                            Attn: Richard Williams

         Copy to:                           Tenzer Greenblatt LLP
                                            405 Lexington Avenue
                                            New York, New York 10174
                                            Attn: Gary A. Schonwald, Esq.

or to such other address as any party shall have designated by like notice to the other party hereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    PRESSTEK, INC., a Delaware corporation

                                    By: /s/ Robert Howard
                                       ---------------------------------
                                       Name:  Robert Howard
                                       Title: Chairman

                                    CATALINA COATINGS, INC., an Arizona
                                       corporation

                                    By: /s/ David G. Shaw
                                       ----------------------------------
                                       Name:  David G. Shaw
                                       Title: President

                                        /s/ Marc G. Langlois
                                        ---------------------------------
                                        Marc G. Langlois

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